Exhibit 107
Calculation of Filing Fee Tables
FORM S-3
REGISTRATION STATEMENT
(Form Type)
CENTURI HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Primary Offering
	Equity	Common Stock, par value $0.01 per share	457(o)	(1)(2)	(3)	(1)
	Equity	Preferred Stock, par value $0.01 per share	457(o)	(1)(2)	(3)	(1)
	Equity	Depositary Shares	457(o)	(1)(2)	(3)	(1)
	Other	Warrants	457(o)	(1)(2)	(3)	(1)
	Other	Rights	457(o)	(1)(2)	(3)	(1)
	Other	Units	457(o)	(1)(2)	(3)	(1)
	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)(2)	(3)	$500,000,000 (1)	0.00015310	$76,550.00
Secondary Offering
	Equity	Common Stock, par value $0.01 per share, offered by the selling stockholder	457(c)	74,152,087 (2)(4)	(5)	1,394,059,235.60 (6)	0.00015310	$213,430.47
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts (Primary and Secondary)					$1,894,059,235.60		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$289,980.47
(1)The amount to be registered consists of up to $500,000,000 of an indeterminate amount of common stock, preferred stock, depositary shares, warrants, rights and/or units. There is also being registered hereunder such currently indeterminate number of (i) shares of common stock or other securities of the registrant as may be issued upon conversion of, or in exchange for preferred stock registered hereby, or (ii) shares of preferred stock, common stock, depositary shares, rights or units as may be issued upon exercise of warrants registered hereby, as the case may be, including under any applicable antidilution provisions. Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement includes an indeterminate number of shares of common stock that may be issued by the registrant by way of a stock dividend, stock split or in connection with a stock combination, recapitalization or similar event.

(3)The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.
(4)Represents the aggregate number of shares of common stock that may be sold by the selling stockholders identified in the registration statement and any prospectus supplements to the final prospectus included as part of the registration statement (the “Selling Stockholders”).
(5)With respect to the offering of the shares of common stock by the Selling Stockholders, the proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the applicable sale by the holder of such securities.
(6)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of $18.80, which is the average of the high and low sale prices of the registrant’s common stock on May 6, 2025, as reported on the New York Stock Exchange, which date is within five business days prior to filing this registration statement.